Disclosure Regarding Forward-Looking Statements And Cautionary Statements
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     Cautionary  Statements.  In addition to the other information  contained in this Quarterly Report on Form 10-Q, the following Cautionary Statements should be considered when evaluating the forward- looking statements contained in this Quarterly Report:

     1. Substantial Doubt About The Company's Ability To Continue As A Going Concern Without Completion Of Public Offering. The Company's operating results for each of the fiscal years ended April 30, 1996 and 1995 resulted in a profit; however, the Company has incurred operating losses for the nine months ended January 31, 1997, and for each of the fiscal years ended April 30, 1994, 1993 and 1992, and there is no assurance that the operations of the Company will be profitable in the future. As a result of the Company's current fiscal year losses from May 1, 1996 through January 31, 1997 (approximately $2.5 million, including a non-recurring charge of $1.1 million), the Company's working capital position and ability to generate sufficient cash flows from operations to meet its operating and capital requirements has further deteriorated and these matters raise substantial doubt about the Company's ability to continue as a going concern without completion of the Company's pending best-efforts initial public offering of common stock and common stock purchase warrants (the "Offering") or a substantial infusion of equity capital. The Company believes that it will be successful in removing the threat concerning its ability to continue as a going concern by adhering to closer and stricter scrutiny of its contract bids and utilizing the estimated minimum net
proceeds  of   approximately   $2.9   million   from  the  Offering  to  achieve
profitability through lower interest and bonding costs and expanded volume. Management believes that approximately $1.0 to $1.2 million of the proceeds from the Offering are necessary to remove the threat concerning the Company's ability to continue as a going concern and that if this Offering is completed, the minimum proceeds from the Offering will enable the Company to continue operating for the foreseeable future at its current level of operations. The length of the period that the minimum proceeds would enable the Company to continue operating at its current level of operations is dependent upon a number of factors, including primarily the Company's profitability. Assuming the Company incurs, during fiscal 1998 and 1999, additional net losses (excluding non-cash, non-recurring charges) at the same rate as estimated for fiscal 1997 ($1.4 million), the minimum net proceeds would allow the Company to operate at its current level of operations for approximately 1.2 years. However, management of the Company does not believe that the Company will incur cumulative net losses for fiscal 1998 and 1999. There is no assurance that management's belief is accurate and that the Company will not incur future cumulative net losses. To the extent that management's belief is accurate, then the minimum net proceeds from the Offering would allow the Company to continue operations as long as the Company had not sustained future cumulative net losses of approximately $1.7 million. There is no assurance these results will occur even if this Offering is consummated. If this does not occur, the Company will pursue other sources of financing, but there is no assurance any other source of financing will be available.

     The Company is current in its obligations to all lenders and major suppliers except the Supplier described in paragraph No. 3 below. That Supplier has indicated that it has no intent of accelerating payment on any obligations as long as the Offering is completed. The Supplier has not indicated what it will do if the Offering is abandoned or otherwise terminated unsuccessfully.

     As a result of the losses incurred in November and December 1996, the audit report of the Company's independent auditors for the year ended April 30, 1996 indicates that there is substantial doubt concerning the Company's ability to continue as a going concern without a substantial infusion of equity capital, such as that contemplated from the Offering. The implication of this to investors in the Company is that successful completion of the Offering (or an equity infusion from another source) is necessary for the Company to continue operations. See Note 19 to the Company's Financial Statements for the year ended April 30, 1996 included in the Company's Registration Statement on Form S-1 concerning the Offering.

     2. Limited Financial Resources, Negative Net Worth, And Outstanding Obligations. The Company has limited financial resources available, which has had an adverse impact on the Company's liquidity. Its activities and operations to date have resulted in a negative net worth. There is no assurance that the proceeds of the Offering will be sufficient to successfully develop, produce, and market the Company's services. The Company may be forced to limit its activities because of the lack of availability of adequate financing. In the past, the Company's limited liquidity has limited the amount of credit available from the Company's suppliers. If the Company were not to have adequate financing available in the future, it is likely that this credit limitation would continue and that the Company's domestic and international marketing would be directly affected, which would impair the Company's ability to increase its business volume.

     The Company's negative net worth and financial condition in general have prevented the Company from being able to obtain performance and payment bonds, which has limited the Company's ability to obtain certain projects. If this Offering is successfully completed, the Company believes that it will be able to increase its bonding line and thereby increase the jobs available to it.

     3. Outstanding Indebtedness. As of December 31, 1996, the Company owed its major supplier of raw materials (the "Supplier") $1,800,000 for accounts payable and an additional $2,133,000 that is evidenced by a note (the "Note") and other related loan documents. The Company is required to make weekly payments of $11,537 for outstanding principal and accrued interest on the Note until April 30, 2001. If the Offering is successfully completed, of which there is no assurance, the Company intends to use $1.2 million of the proceeds to reduce the balance of the Note to approximately $935,000, which will reduce the weekly payments to approximately $5,100 per week. Pursuant to the terms of the Note, it is an event of default if the Company's net income before interest expense is less than 1.5 percent of the Company's total sales for any fiscal year beginning with the fiscal year ending April 30, 1997. The Supplier has agreed to waive this requirement for the first eight months (through December 31, 1996) of the fiscal year ending April 30, 1997, but the Company will be required to satisfy it for the last four months of the fiscal year ending April 30, 1997 and subsequent fiscal years. Although the Company would not have satisfied this requirement for any of its previous fiscal years or for the first eight months of its current fiscal year, management believes that if this Offering is completed, it will be able to satisfy the requirement for the last four months of the fiscal year ending April 30, 1997 and for fiscal 1998 and thereafter while the Note is outstanding, or that it will be close enough to satisfying it that the Supplier will waive it. Nevertheless, there is no assurance that the Company will satisfy this requirement. As of December 31, 1996, the Company also was in violation of certain other covenants for which it has received a waiver from the Supplier and for which there is no assurance that the Company will be able to satisfy in the future. If all these requirements are not satisfied as required in the future, the Company will be required to obtain alternate financing, receive a waiver from the Supplier, or default on the Note.

     As of October 31, 1996, the Company also owed an aggregate of approximately $349,000 to FCLT, L.P., a Texas limited partnership ("FCLT"), pursuant to two loans that are payable in June 1998, are collateralized by the Company's land and buildings, and are guaranteed by the three principal stockholders of the Company. Aggregate monthly payments on these two loans are $6,082.

     The Company had other obligations of an aggregate of approximately $173,000 at December 31, 1996 that require aggregate monthly payments of approximately $13,100. The Company also is the obligor on an aggregate of $300,000 principal amount of unsecured notes that will be repaid from the proceeds of the Offering.

     4. Fluctuations In Industry Construction Activity. Although most recently, new construction projects for storage facilities, warehouses and pre-engineered metal buildings and freezer/refrigerated facilities, as well as renovations and remodeling projects, have occurred at a historically active rate, new projects were not as numerous in prior years. These fluctuations in industry activity result from numerous factors, including general economic conditions, interest rates and the general real estate market. There can be no assurance that future demand for the Company's services will be adequate for the Company to operate profitably.

     5. Uncertain Markets And Market Acceptance. No assurance can be given of market acceptance or profitability from sales of the Company's current services or that sales of future services will be profitable. The Company's industry is extremely competitive and subject to numerous changes.

     6. Competition. The Company competes, in a highly competitive environment, with many companies in the manufacture, construction and erection of storage facilities, warehouses, pre-engineered metal buildings, freezer/refrigerated facilities, and other construction services. Many of the Company's primary competitors not only have greater resources than the Company, they also have larger administrative staffs and more available service personnel. The larger competitors also may use their greater financial resources to develop and market their services. The presence of these competitors may be a significant impediment to any attempts by the Company to develop its business. Major competitive factors include product knowledge, experience, past relationships, quality of performance, financial condition, reputation, timeliness, and pricing. The Company believes that it ranks highly and therefore will have certain competitive advantages in attempting to develop and market its services, including the Company's excellent relationships with its past and current customers, which has led to "repeat" business, the Company's product knowledge, experience, past relationships, quality of performance, reputation and pricing, and the Company's ability to respond to customer requests more quickly than some larger competitors. For the year ended April 30, 1996, approximately 45 percent, and for the six months ended October 31, 1996, approximately 28 percent, of the Company's business was derived from repeat customers; however there is no assurance that this will occur in the future. None of the Company's repeat business is derived from long-term contracts, and all repeat business results from separately negotiated contracts. With respect to lower rankings for competitive factors, the Company's capitalization prior to this Offering has placed it at a competitive disadvantage in the past but the Company believes that as a result of this Offering it will increase its ability to compete on the basis of financial condition. However, there is no assurance that this will prove correct.

     7. Exposure To Construction Related Litigation. The construction industry has a high incidence of litigation, and as a participant in this industry, the Company is constantly exposed to the risk of litigation. Even though the Company maintains insurance for these matters in amounts customary in the industry, and even if the Company prevails in any such litigation, of which there is no assurance, the management time and out-of-pocket expense expended in commercial litigation could have an adverse impact on the Company.

     8. Past Dependence On Major Customers. During the six months ended October 31, 1996 and the fiscal year ended April 30, 1996, U-Haul, Inc. accounted for approximately $3.2 million and $8.1 million, respectively, or 18 percent and 26 percent, respectively, of the Company's total revenues. During the fiscal years ended April 30, 1995 and 1994, U-Haul, Inc.

accounted for approximately $4.9 and $4.9 million, respectively, or approximately 20 percent and 19 percent, respectively, of the Company's total revenues. The Company negotiates each project with U-Haul separately as there is no contract with U-Haul covering the construction of future projects. The loss of U-Haul, Inc.'s business could have a materially adverse effect on the Company. Also during the fiscal year ended April 30, 1994, another customer, with a contract for cold storage construction, accounted for approximately 22 percent of the Company's total revenues. This contract was entered into as a one-time project, and the Company does not anticipate any future business from this customer.

     9. Previous Unprofitable International Operations. The Company plans to expand its business in international markets but a significant portion of its past experiences in international markets has been unprofitable. The past losses from international business occurred in situations in which the Company had set up satellite offices in other countries, such as Guam and Puerto Rico, and the cost of operating and maintaining these offices was too great to operate profitably. The Company has closed its offices in Puerto Rico and in Guam, and believes that it will be able to conduct business internationally without opening satellite offices. The Company currently is doing a small amount of business internationally through an international sales force located in its Houston, Texas headquarters.

     10. Availability Of Labor. In order to minimize overhead, the Company often contracts with independent third parties to provide a substantial portion of the labor for its construction projects. Therefore, the Company's ability to provide these services is dependent upon outside sources of workers and this may result in delays in the completion of contracts due to the unavailability of such labor. The Company is not currently experiencing, and has not in the past experienced, a shortage of labor.

     11. Possible Effect Of Subcontractors' Use Of Unionized Labor. At the current time, the use of unionized labor by subcontractors engaged by the Company does not have a significant effect on the Company because subcontractors tend to use unionized labor only in areas where there is a heavy concentration of unionized labor, and because in those areas other contractors in competition with the Company most often utilize unionized labor so that there would be no competitive advantages or disadvantages to the Company. There is no assurance that this situation will remain constant in the future.

     12. Dependence On Key Personnel. The success of the Company is largely dependent upon the efforts of John Wilson, Chief Executive Officer and a director of the Company, Danny Clemons, President and a director of the Company,
R. L. Farrar, Vice President of Operations, Treasurer, Secretary and a director of the Company, and Jim Williams, Vice President of Finance, Assistant Secretary and a director of the Company. The loss of the services of any of these persons or the loss of the services of Jimmy M. Rogers, head of the Company's Thermal System Division, could be detrimental to the Company as there is no assurance that the Company could replace any of them adequately at an affordable compensation level. The Company has entered into employment agreements with each of the above officers. The Company is the beneficiary for $500,000 of key-man term life insurance coverage on each of Messrs. Wilson, Clemons, Farrar, Rogers and Williams. There is no assurance that these insurance policies will provide the Company with adequate compensation in the event of the death of any of the insured.

     13. Government Regulation And Workers Compensation Insurance. The Company is subject to government regulation of its business operations. In addition, the Company's construction activities must meet with the requirements of local building codes, and the Company is required to provide workers compensation or alternate insurance coverage for the Company's employees. Because of the nature of the Company's business in construction services, the cost of this insurance for the Company's on-site employees is higher relative to the cost of insurance coverage for the Company's office personnel. When construction work is performed on behalf of the Company by subcontractors, the subcontractors, and not the Company, pay the direct costs of insurance for the construction workers. There is no assurance that subsequent changes in laws or regulations will not affect the Company's operations adversely.

     14. Possible Need For Future Financing. The Company believes that the proceeds of the Offering will enable it to accomplish the purposes set forth under "BUSINESS", although there can be no assurance that this will be the case. If those proceeds are not sufficient, the Company would be required to seek additional financing to enable it to conduct its business operations. There can be no assurance that the Company will be able to obtain such financing on acceptable terms. Any such additional financing may entail substantial dilution of the equity of the then-existing stockholders of the Company. The availability of additional financing may be restricted by provisions in the underwriting agreement with the the underwriters of the Offering that require, for a period of 24 months after this Offering, that the Company obtain the underwriters' permission in order to issue securities for financing purposes.


     15. Potential Conflicts Of Interest. Potential conflicts of interest may arise between the Company and its officers and directors. Although each of the Company's officers and directors is committed to devote full working time to the business of the Company, they also may be engaged in other business activities. If these business activities are of the same type as those engaged in or contemplated by the Company, conflicts of interest will arise in the area of corporate opportunities or in the area of conflicting time commitments with respect to the officers and directors of the Company. Conflicts of interest also will develop with respect to any contractual relationships that may be entered into between the Company and any of its officers and directors.

     At the present time, there are not any material conflicts of interest between the Company and any of its officers or directors, except to the extent that their respective positions as large stockholders might present conflicts of interest and except to the extent that a consulting arrangement with one director might present conflicts of interest. A previously existing conflict of interest was resolved in May 1994 when AIC Management, Inc. merged with and into the Company. At the time of the merger, AIC Management, Inc. owned the land and buildings that are utilized for the Company's administrative offices as well as its metal buildings manufacturing facility. The shareholders and directors of AIC Management, Inc. at the time of the merger were Messrs. Clemons, Farrar and Wilson, who are the three largest stockholders and three of the four directors of the Company.

     The Company has established a policy pursuant to which the Board Of Directors will consider transactions with officers, directors, and shareholders of the Company and their respective affiliates. Pursuant to this policy, the Board Of Directors will not approve any transaction unless it determines that the terms of the transaction are no less favorable to the Company than those available from unaffiliated parties. Because this policy is not contained in the Company's Certificate Of Incorporation or Bylaws, the policy is subject to change by the Board Of Directors, although it currently is not contemplated that the policy will be changed. In addition, in the event any conflicts of interest arise with respect to any officer or director of the Company, the Company anticipates that its officers and directors will exercise their judgment consistent with their fiduciary duties arising under the applicable state laws. There can be no assurance that all conflicts of interest will be resolved in favor of the Company.

     16. Lack Of Outside Directors. At the present time, only one of the Company's directors is not also an officer and employee of the Company. However, this director also serves as a paid consultant to the Company, which may present conflicts of interest. See above, paragraph No. 15, "Potential Conflicts Of Interest".